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                                                                     EXHIBIT 8.1

                                  May 18, 1999


Weeks Corporation
4497 Park Drive
Norcross, Georgia  30093

     Re:  Opinion as to Tax Status of Weeks Corporation and Related Matters
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Ladies and Gentlemen:

     We have acted as counsel for Weeks Corporation, a Georgia corporation (the "Company") and Weeks Realty, L.P., a Georgia limited partnership (the "Operating Partnership") in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on May 18, 1999, relating to (A) 2,359,882 shares of the Company's common stock,
(B) 1,400,000 shares of the Company's Series A Preferred Stock, and (C) 2,600,000 shares of the Company's Series D Preferred Stock. In connection therewith, the Company has requested our opinion as to (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the federal income tax classification of the Operating Partnership and the various partnerships and limited liability companies in which it directly or indirectly owns an interest; and (iii) the accuracy of the discussion under the caption "Federal Income Tax Considerations" in the Prospectus, which is included in the Registration Statement.

     Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the Prospectus.

                       FACTS AND ASSUMPTIONS RELIED UPON
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   In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (1) the Registration Statement; (2) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date hereof; (3) the respective Articles of Incorporation of the Company, Weeks Realty Services,
Inc., Weeks Construction Services, Inc., Weeks GP Holdings, Inc., and Weeks LP Holdings, Inc., and bylaws of such corporations, as amended, if applicable; (4) the respective limited partnership or limited liability company agreements, as amended, of the partnerships, joint ventures, and limited liability companies in which the Company owns an interest; and (5) the Company's analyses relating to its compliance with the REIT gross income and asset tests.
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Weeks Corporation
May 18, 1999
Page 2

   In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

   We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of the Company and with the Company's advisors, including certain representations set forth in a letter to us of even date herewith.

                                    OPINION
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   Based upon and subject to the foregoing, we are of the following opinion.

   (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its initial taxable year beginning August 23, 1994 and ending December 31, 1994 as well as its taxable years ending December 31, 1995, 1996, 1997, and 1998 (collectively, the "Taxable Years"), and its current organization and method of operation will allow it to continue to qualify as a REIT.

   (2) The Operating Partnership and each partnership and limited liability company in which it directly or indirectly owns less than 100% of the beneficial interests therein are classified as partnerships for federal income tax purposes and not as associations taxable as corporations or as "publicly traded partnerships" under Section 7704 of the Code, and each such entity in which the Operating Partnership directly or indirectly owns 100% of the beneficial interests therein is disregarded as an entity for federal income tax purposes.

   (3) The discussion contained in the Prospectus under the caption "Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are material to a holder of Common Stock or Preferred Stock, and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding.

   The opinion expressed herein is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained
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Weeks Corporation
May 18, 1999
Page 3

in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax matters.

   We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the headings "Federal Income Tax Considerations" and "Legal Matters." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to.


                                                     Very truly yours,

                                                     /s/ King & Spalding